UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2018

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South 108th Avenue

Omaha, Nebraska 68154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (402) 331-7856

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On May 17, 2018, TD Ameritrade Clearing, Inc. (“TDAC”), a wholly-owned subsidiary of TD Ameritrade Holding Corporation (“Parent”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”), led by Wells Fargo Securities, LLC, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A. (“JPM”), U.S. Bank National Association and TD Securities (USA) LLC, as joint bookrunners and joint lead arrangers, and Wells Fargo Bank, National Association, as administrative agent, pursuant to which the Lenders have committed to make available to TDAC a new $850 million senior unsecured revolving loan facility.

The maturity date of the Credit Agreement is May 16, 2019. Borrowings under the Credit Agreement may be used for working capital needs and for general corporate purposes.

The applicable interest rate under the Credit Agreement is calculated as a per annum rate equal to, at the option of TDAC, (a) LIBOR plus an applicable margin, which is currently 1.00% (“Eurodollar loans”) or (b) the federal funds effective rate plus an applicable margin, which is currently 1.00% (“Federal Funds Rate loans”). The applicable margins for both Eurodollar loans and Federal Funds Rate loans under the Credit Agreement will be reduced in the event of certain improvements in Parent’s senior unsecured long-term debt ratings (subject to a minimum of 0.75% for both Eurodollar loans and Federal Funds Rate loans) and will be increased in the event of certain reductions in Parent’s senior unsecured long-term debt ratings (subject to a maximum of 1.25% for both Eurodollar loans and Federal Funds Rate loans). TDAC pays an annual commitment fee which is a percentage of the unused capacity of the Credit Agreement. The commitment fee varies based on Parent’s senior unsecured long-term debt ratings and is currently 0.08%.

The Credit Agreement contains negative covenants that limit or restrict, subject to certain exceptions, the incurrence of liens, indebtedness of TDAC and its subsidiaries, change in nature of business, mergers, consolidations, and the sale of all or substantially all of the assets of TDAC and its subsidiaries, taken as a whole. TDAC is also required to maintain minimum consolidated tangible net worth and is required to maintain compliance with minimum regulatory net capital requirements. The Credit Agreement also contains customary affirmative covenants, including, but not limited to, compliance with applicable law, payment of taxes, maintenance of insurance, preservation of corporate existence, keeping of proper books of record and account and maintenance of properties.

The Credit Agreement includes events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or fees, cross-defaults to other debt, inaccuracies of representations and warranties, failure to perform negative covenants, failure to perform other terms and conditions, events of bankruptcy and insolvency, change of control and unsatisfied judgments.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

First Amendment

On May 17, 2018, in connection with entry into the Credit Agreement, TDAC entered into a First Amendment with the lenders party thereto and JPM, as administrative agent (the “First Amendment”) to the Credit Agreement dated as of April 21, 2017 among TDAC, the lenders and agents party thereto and JPM, as administrative agent (the “Existing Credit Agreement”). The First Amendment modifies the Existing Credit Agreement to expressly permit incurrence of indebtedness pursuant to the Credit Agreement.

The foregoing description of the First Amendment is qualified in its entirety by reference to the complete terms and conditions of the First Amendment, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated May 17, 2018, among TD Ameritrade Clearing, Inc., the lenders parties thereto, Wells Fargo Securities, LLC, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association and TD Securities (USA) LLC, as joint bookrunners and joint lead arrangers, and Wells Fargo Bank, National Association, as administrative agent.

10.2	First Amendment, dated May 17, 2018, to Credit Agreement, dated April 21, 2017, among TD Ameritrade Clearing, Inc., the lenders party thereto, U.S. Bank National Association, as syndication agent, Barclays Bank PLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC, and Industrial and Commercial Bank of China Ltd., New York Branch, as co-documentation agents and JPMorgan Chase Bank, N.A., as administrative agent.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: May 21, 2018	By:	/s/ Stephen J. Boyle
	Name:	Stephen J. Boyle
	Title:	Executive Vice President, Chief Financial Officer

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